As filed with the Securities and Exchange Commission on October 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VYLOR INC.

(Exact name of registrant as specified in its charter)

Delaware	41-2930124
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7100 NW 62nd Avenue

Johnston, Iowa 50131

(844) 895-6747

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vylor Inc. 2026 Omnibus Incentive Plan

Vylor Inc. Retirement Savings Plan

Vylor Inc. Management Deferred Compensation Plan

Vylor Inc. Deferred Compensation and Stock Accumulation Plan for Directors

(Full Title of the Plans)

Jennifer A. Johnson

Chief Legal & Public Affairs Officer and Corporate Secretary

Vylor Inc.

1000 N. West Street, Suite 900

Wilmington, Delaware 19801

(844) 895-6747

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 40,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Vylor Inc. (the “Company”) issuable to eligible employees, officers and directors of the Company and certain other individuals pursuant to awards that may be granted in the future under the Vylor Inc. 2026 Omnibus Incentive Plan (the “Incentive Plan”), 4,000,000 shares of Common Stock that may be granted in the future under the under the Vylor Inc. Retirement Savings Plan (the “RSP”), 50,000 shares of Common Stock that may be granted in the future under the under the Vylor Inc. Management Deferred Compensation Plan (the “MDCP”), and 300,000 shares of Common Stock that may be granted in the future under the under the Vylor Inc. Deferred Compensation and Stock Accumulation Plan for Directors (the “DCSAP” and, collectively with the Incentive Plan, the RSP and the MDCP, the “Plans”). The Plans are being implemented in connection with the spin-off of the Company from Corteva Inc., has been completed by way of a pro rata distribution of all of the then-issued and outstanding shares of Common Stock to Corteva, Inc. stockholders (the “Separation”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of company information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a)
The Registrant’s Registration Statement on Form 10 (File No. 001-43376) (as amended, the “Form 10”).
(b)
The Registrant’s Current Reports on Form 8-K filed with the Commission on September 25, 2026, September 25, 2026, September 30, 2026, October 1, 2026, October 1, 2026, and October 1, 2026.
(c)
The description of the Registrant’s Common Stock, which is contained in the information statement filed as Exhibit 99.1 to the Form 10, under the heading “Description of Our Capital Stock,” including any amendments or reports filed for purposes of updating such description.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (unless expressly incorporated into this Registration Statement, any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission subsequent to the date hereof shall not be incorporated by reference into this Registration Statement).

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Company files after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interest of Named Experts and Counsel.

The validity of the issuance of the Common Stock offered hereby has been passed on by Jennifer A. Johnson, Chief Legal & Public Affairs Officer and Corporate Secretary of the Company. As of the effective time of the Separation, Ms. Johnson will have the right to acquire beneficial ownership of 5,576 shares of Common Stock within 60 days under the Company’s compensation plans.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors and officers, as applicable, and the Company’s amended and restated certificate of incorporation will include such an exculpation provision. Under the provisions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws, each of the Company’s directors, officers, employees and agents will be indemnified by the Company as of right to the full extent permitted by the DGCL.

Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him because he or she is or was one of our directors or officers, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person will be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. If unsuccessful in defense of a suit brought by or in our right, or if such suit is settled, that person will be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that if he or she is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, he or she cannot be made whole even for expenses unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses.

Under the Company’s amended and restated certificate of incorporation and amended and restated bylaws, the right to indemnification will include the right to be paid by the Company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by the Company of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by the Company to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on the Company.

The Company will maintain liability insurance for itself and its directors and officers to provide protection for claims based on alleged breaches of fiduciary duty or other wrongful acts committed or allegedly committed by the Company’s directors and/or officers, whether or not the Company has the power to indemnify the person under the DGCL.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the section of the DGCL referenced above and the Company’s restated certificate of incorporation and amended and restated bylaws, filed as Exhibits 3.1 and 3.2 hereto, respectively, and incorporated herein by reference.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

a.
The Company hereby undertakes:
(1)
To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.
to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
iii.
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
b.
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1

Form of Amended and Restated Certificate of Incorporation of Vylor Inc. (incorporated by reference to Exhibit No. 3.1 to Vylor’s Registration Statement on Form 10, filed with the Commission on August 14, 2026).

3.2	Form of Amended and Restated Bylaws of Vylor Inc. (incorporated by reference to Exhibit No. 3.2 to Vylor’s Registration Statement on Form 10, filed with the Commission on August 14, 2026).

4.1	Form of Vylor Inc. 2026 Omnibus Incentive Plan (incorporated by reference to Exhibit No. 10.6 to Vylor’s Registration Statement Statement on Form 10, filed with the Commission on August 14, 2026).

4.2	Vylor Inc. Management Deferred Compensation Plan (incorporated by reference to Exhibit No. 10.7 to Vylor’s Registration Statement on Form 10, filed with the Commission on August 14, 2026)

4.3

Vylor Inc. Deferred Compensation and Stock Accumulation Plan for Directors (incorporated by reference to Exhibit No. 10.8 to Vylor’s Registration Statement on Form 10, filed with the Commission on August 14, 2026)

5.1*	Opinion of Counsel.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Counsel (included in Exhibit 5.1 hereto).

24*	Powers of Attorney.

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmington, Delaware on October 1, 2026.

VYLOR INC.

By:	/s/ Charles V. Magro
	Name:	Charles V. Magro
	Title:	Chief Executive Officer
(principal executive officer)

By:	/s/ David P. Johnson
	Name:	David P. Johnson
	Title:	Chief Financial Officer
(principal financial officer)

By:	/s/ Colleen P. Hopper
	Name:	Colleen P. Hopper
	Title:	Vice President, Corporate Finance & Accounting Officer
(principal accounting officer)

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Charles V. Magro, David P. Johnson and Jennifer A. Johnson as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities as of 12:01 a.m New York City time, October 1, 2026.

Signature	Title	Date

/s/ David P. Johnson	Director	October 1, 2026
David P. Johnson

/s/ Jennifer A. Johnson	Director	October 1, 2026
Jennifer A. Johnson